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                                                                   EXHIBIT 10.22

                          CONSULTANT SERVICES AGREEMENT

        This CONSULTANT SERVICES AGREEMENT ("Agreement"), dated as of April 1, 2000 ("Effective Date"), is between Donald A. Kalkofen ("Consultant"), and West Coast Bank ("WCB or Bank").

                                    RECITALS

A. Consultant has proposed to provide certain services to WCB, as listed in its proposal to WCB attached as Attachment A. The services to be provided by Consultant are referred to collectively in this Agreement as "Services."

B. WCB wishes to retain Consultant to provide the Services in accordance with the terms of this Agreement.

C. Consultant and WCB have signed, as a condition precedent to this Agreement, a Confidentiality Agreement. The Confidentiality Agreement is a part of this Agreement.

The parties agree as follows:

                                    AGREEMENT

1.      THE SERVICES.

        1.1 Consultant Services. Consultant will provide the Services listed in Attachment A to WCB and its affiliates (collectively, the "Company"). Attachment A is incorporated into this Agreement.

        1.2 Service Standards. Consultant must perform the Services in a manner consistent with reasonable business practices and professional standards in his field and in a manner consistent with the service quality Consultant provided in his former capacity as Chief Financial Officer of the Company. WCB will allow Consultant access to the resources reasonably required to perform the Services in accordance with this Section.

        1.3 Hours of Service. The actual hours during which Consultant will provide the Services will be as mutually agreed between Consultant and WCB from time to time. But, Consultant will make himself available during reasonable business hours in a manner that will allow WCB to schedule up to 250 hours of Consultant's time before June 30, 2000. If Consultant does not do so, WCB may deduct from the fees in Attachment B $250 per hour for unused hours (Consultant will reimburse WCB for these hours if prepaid). Despite this paragraph, WCB may not require Consultant to schedule more than 90 hours of Consultant's time in June 2000.

2. SERVICE FEES. Attachment B describes the fees WCB will pay to Consultant under this Agreement and the payment terms for those fees.

3. TERM. This Agreement is effective from the Effective Date through June 30, 2000, unless sooner terminated in accordance with Section 8.

4. RELATIONSHIP OF THE PARTIES. Consultant is an independent contractor and will not at any time be considered an employee of the Bank while providing Services under this Agreement. The relationship between the parties is not and at no time will be that of


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        parties to a partnership, joint venture, or any other similar affiliation. Neither party at any time will represent that such an agency, partnership, joint venture, or other similar affiliation exists between the parties. Consultant waives any claims against Bank for wages or benefits as an employee in connection with Services provided under this Agreement and will indemnify and defend Bank for any losses incurred as a result of or arising out of claims or actions by Consultant asserting or alleging that Bank owes any employee wages or benefits to such persons under this Agreement. The Salary Continuation Agreement between West Coast Bancorp, WCB, and Consultant is terminated as of the Effective Date. The Indemnification Agreement between West Coast Bancorp and Consultant will remain in effect with respect to Consultant's Services under this Agreement.

5.      TERMINATION.

        5.1 Termination Process. This Agreement may be terminated at any time by mutual consent of the parties. WCB alone may terminate this Agreement immediately upon notice to Consultant, if Consultant materially breaches this Agreement, unless Consultant has a cure period for such breach under this Agreement, in which case Bank may terminate the Agreement as of the end of the cure period if Consultant has not cured the breach. Consultant alone may terminate this Agreement 20 days after delivering a notice to WCB, if WCB materially breaches this Agreement, unless the breach is cured within that 20-day period. Either party may terminate this Agreement at any time upon notice to the other party, if a material provision of this Agreement becomes illegal or in violation of any law, regulation, or regulatory agency order or opinion, and the severance of the provision from the Agreement would materially alter its terms.

        5.2 Effect of Termination. Termination of this Agreement will not affect WCB's obligation to pay Consultant the fees earned with respect to any Services provided to WCB by Consultant before the termination is effective or any Services provided after the termination is effective with WCB's written consent. Termination by Consultant due to a material breach by WCB that is not cured within the 30-day cure period will not affect WCB's obligation to pay the fees listed in Attachment B in their entirety. Upon any termination of this Agreement, Consultant will cooperate with WCB at WCB's request with the transfer of the Services to WCB or to a third party. Sections 4, 7, 8.2, 10, 11, 12, 13, and 19 will also survive any termination of this Agreement.

6. COMPLIANCE WITH LAWS. Consultant, at all times while conducting Services under this Agreement, will comply with all applicable laws and regulations, state and federal, including, without limitation, employment-related laws, such as those related to workers' compensation, unemployment compensation, disability benefits, and employment discrimination.

7. CONFIDENTIALITY. Neither party will disclose to third parties any nonpublic, confidential information concerning the other party's business or customers it may obtain while fulfilling its obligations under this Agreement, unless the disclosure is not prohibited by applicable laws or regulations and (1) the disclosing party receives the other party's written and signed consent to disclosure of its confidential information; (2) the information is no longer confidential; or (3) the disclosing party is required by legal or administrative process, or in connection with responsibilities under the securities laws, to disclose the confidential information. Bank may disclose confidential information of Consultant to regulatory agencies with jurisdiction over the Company. Consultant will comply with the separate Confidentiality Agreement signed as a condition precedent to


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        this Agreement. Each party (1) will promptly notify the other if it discovers any improper or unauthorized uses or disclosures of the other's financial information, (2) will take reasonable efforts within its control to protect against further improper or unauthorized uses or disclosures, and (3) will cooperate with the other party in any investigations, claims, or litigation brought as a result of the unauthorized uses or disclosures. All nonpublic information of a party will be presumed confidential. However, information will not be considered confidential if it has been publicly disclosed or is common public knowledge, each other than due to the actions of the disclosing party, or its employees, agents or representatives. WCB may disclose the nature and terms of this Agreement and its relationship with Consultant to potential business, merger or acquisition partners, on a "need to know" basis, without violating this or any other Section of this Agreement. The terms of this Agreement will be publicly disclosed by WCB in connection with its filing requirements under the Securities Exchange Act of 1934.

8. BREACH. Material breach of this Agreement by Consultant will include, without limitation, the following:

        8.1 Performance. A material or repeated default in the performance of any obligations under this Agreement, unless the default is cured within 20 days after Bank provides Consultant with notice of the default.

        8.2 Bank Security. An intentional breach of Company policies by Consultant. If the breach is intentional, in addition to having cause to immediately terminate this Agreement, WCB may also charge to Consultant the cost of any and all repairs, replacements, and expenses resulting from the breach. Consultant will pay these amounts to WCB within 30 days' of receiving notice of the costs.

        8.3 Service Levels. Failure to meet the performance standards described in Section 1.2 and the Attachments to this Agreement, unless the failure is cured within 10 days' following notice by WCB to Consultant.

9. RETURN OF PROPERTY. If and when this Agreement terminates, Consultant will promptly return to Bank all items of Bank property used or obtained by Consultant or its employees while providing the Services. All property is to be returned in good condition and in a manner that will not affect normal Bank operations. Consultant will reimburse Bank for any property that is damaged or not returned to Bank, to the extent of the actual cost incurred for repair or replacement. Consultant will not be responsible for WCB equipment malfunctions or breakdowns in the ordinary course of business.

10. INTELLECTUAL PROPERTY RIGHTS. This Section applies to the extent Consultant uses, accesses or receives any of WCB's software, hardware, technology systems, trademarks, logos, tradenames or other intellectual property or proprietary information. The ownership, intellectual property, and proprietary rights of software and any derivatives of it may be governed by licensing agreements entered into by WCB with third parties. Consultant will respect and be obligated by the terms of those licensing agreements, including, without limitation, any restrictions on use or modification of the software and any provisions related to intellectual property rights. Any software, systems, programs, or other items or derivatives of proprietary or intellectual property, that are originally developed under this Agreement or not otherwise governed by agreements between WCB and third parties will become the proprietary, intellectual property, or copyright protected property of WCB, and Consultant agrees not to challenge those rights. Consultant also will not permit any use, sale, distribution, transfer, modification, license or sublicense of any software, systems, proprietary information, customer information, or intellectual property owned by or licensed to WCB,


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        without WCB's express written authorization. Consultant will treat and protect all software, systems, proprietary information, customer information, and intellectual property owned by or licensed to WCB and all WCB trade secrets as "confidential information" of WCB within
        Section 7 and the Confidentiality Agreement. Intellectual property and trade secrets currently owned by Consultant will not become property of WCB under this Section, except as tailored to WCB's specific needs or by WCB employees.

11. USE OF NAMES. Consultant will not use WCB's logo in and will not use or refer to WCB's name (in a manner that would violate WCB's proprietary rights in the name) directly or indirectly in any advertisement, media release, public announcement or public disclosure without the prior written consent of WCB.

12. MANDATORY ARBITRATION. At either party's request, any disputes arising under this Agreement that cannot be resolved between the parties, will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). If the parties are unable to agree on the appointment of an arbitrator within 10 business days after the dispute has been submitted to arbitration, AAA will administer the case as a "one-arbitrator" case under the AAA rules. The costs of the arbitration (excluding each party's own attorneys' fees) will be shared equally by the parties. The arbitrator may in his/her discretion award legal costs and attorneys' fees and to the substantially prevailing party. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against that party by default. Arbitration proceedings will take place in either Clackamas or Multnohmah County, Oregon, unless the parties agree on another location. Judgment on an arbitration award may be entered by either party in any court of competent jurisdiction and is final, binding and non-appealable.

13. INJUNCTIVE RELIEF. Neither party is required to arbitrate with respect to requests for temporary restraining orders or preliminary or permanent injunctions. Either party may seek such relief at any time to prevent or stay a breach or further breach of this Agreement or the Confidentiality Agreement. The right to seek injunctive relief under this Section survives any termination of this Agreement.

14. NOTICES. Notices under this Agreement must be in writing, and may be sent by mail or facsimile. Notices are effective when received, unless another effective date is designated in the notice or is required by this Agreement. A party will be found to have received a notice at the earlier of (a) the date the party actually receives the notice, (b) three business days following the date the notice was placed in registered mail, return receipt requested, or (c) the business day following the date a notice was sent to the party via facsimile, as long as a facsimile confirmation was received by the sending party in connection with the transmission of the notice. Notices must be delivered to a party at the address or facsimile number set forth below, unless before the notice is sent, the receiving party notifies the sending party of an alternate address or facsimile number for notices.

15. ASSIGNMENT/SUBCONTRACTING. Consultant may not assign or subcontract any of its rights or obligations under this Agreement without the prior written consent of WCB. WCB may not assign its rights or obligations under this Agreement without the prior written consent of Consultant. Any assignment, transfer, or subcontract in violation of this Section 15 is void.

16. WAIVER. No delay or omission by either party to exercise any right or power it has under this Agreement will be interpreted as a waiver of such right or power, absent a written


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        waiver signed by the party waiving the right or power. A waiver by any party of any breach or obligation of the other party under this Agreement will not be interpreted as a waiver of any other breaches or obligations. All waivers must be in writing and signed by the party making the waiver.

17. GOVERNING LAW AND VENUE. This Agreement is governed by and will be interpreted in accordance with Oregon State laws. Any legal action or claim brought or asserted under this Agreement must be filed in Oregon in either Clackamas County or Multnomah County, and the parties to this Agreement consent to personal jurisdiction in those counties.

18. FORCE MAJEURE/DISASTER RECOVERY. Neither party will be liable to the other for any loss or performance delay or failure caused by or resulting from an event, occurrence, or cause beyond its reasonable control, including without limitation, war, vandalism, sabotage, accidents, epidemics, quarantines, fires, explosions, earthquakes, floods, shortages, interruptions of basic utility services, acts of any government unit or agency, or acts of the other party that cause a delay or make performance impossible.

19. ATTORNEYS' FEES. If a dispute arises between the parties regarding this Agreement or the Services and is settled through legal action, the substantially prevailing party will be entitled to recover its legal expenses, including attorneys' fees, from the other party. This provision applies both at trial and on appeal.

20. ENTIRE AGREEMENT. This Agreement, including its Exhibits, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter of this Agreement, and this Agreement supercedes all oral understandings or representations and all prior proposals or agreements, whether written or oral, with respect to the Services. This Agreement may be amended or modified only through a written amendment signed by both parties. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together constitute the same document. Headings used in this Agreement are for reference and convenience purposes only and do not affect interpretation of this Agreement.

21. SEVERABILITY. Except as otherwise provided in this Agreement, if any provision of this Agreement is legitimately found to be or becomes illegal or in violation of law, the rest of the Agreement remains in full force and effect.

Signed and accepted as of March 10, 2000, effective as of the Effective Date:

CONSULTANT:                                  WEST COAST BANK:

/s/                                          /s/
----------------------------------           ----------------------------------
By: Donald A. Kalkofen                       By: Shauna L. Vernal
                                             Its:  SVP and General Counsel
Consultant Address:
8930 S.W. Iowa Drive                         West Coast Bank Address:
Tualatin, OR  97062
Fax:  N/A                                    Attn: General Counsel
                                             5335 Meadows Road, Suite 201
                                             Lake Oswego, OR  97035
                                             Fax: (503) 684-0781


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                                  ATTACHMENT A

                                    SERVICES

Consultant will provide certain financial and accounting support Services as requested by WCB under this Agreement.


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                                  ATTACHMENT B

                                      FEES

WCB will pay Consultant total fees of $62,500. These fees will be due and payable as follows:

$20,833 on April 1, 2000

$20,833 on May 1, 2000

$20,834 on June 1, 2000

Consultant will keep complete and accurate records of time worked and will provide those records to WCB upon request.

EXPENSE REIMBURSEMENT:

WCB will reimburse Consultant for reasonable out-of-pocket expenses for long distance calls, travel expenses (other than for travel to WCB headquarters in Lake Oswego), and supplies purchased by Consultant that are not provided by WCB and are necessary for completion of the Services. WCB will also reimburse Consultant for other out-of-pocket expenses that are approved by WCB in advance in writing.

Consultant will submit an invoice to WCB for reimbursable expenses that become due under this Agreement. WCB will pay such invoices within 15 business days.


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                                                            EXHIBIT 10.22 (CONT)

                            CONFIDENTIALITY AGREEMENT


        This Confidentiality Agreement ("Agreement"), effective as of April 1, 2000, is between West Coast Bancorp ("WCB") and Donald A. Kalkofen ("Consultant").


                                    RECITALS

A. West Coast Bancorp and its affiliates are retaining Consultant to provide certain consulting services to assist the Company (collectively, "Services"). In connection with those Services, Consultant is entering into this Agreement and a Consulting Agreement with WCB.

B. Due to the nature of the Services, Consultant may have access to employees, records, documents, and other information owned or used by WCB and its subsidiaries.

C. The parties wish to ensure that any confidential information, whether written or oral, owned or used by WCB and its subsidiaries is protected from disclosure and use by Consultant.

D. WCB's common stock is traded on the NASDAQ under the symbol WCBO. Confidential information regarding WCB and its subsidiaries and/or other parties may be deemed material, nonpublic information. WCB wishes to ensure that Consultant does not trade in WCB stock on the basis of material, nonpublic information.

Accordingly, the parties agree as follows:

                                    AGREEMENT

1. Confidentiality. Consultant will hold any information ("Information") of any kind provided to Consultant or otherwise found, delivered, or overheard in the properties, systems, buildings, offices, records, documents or other items of WCB and its subsidiaries, whether the Information is written or oral, in the strictest confidence. Consultant will refrain from disclosing any confidential Information to anyone in any manner, unless and until written permission to disclose is granted by WCB's General Counsel, Chief Financial Officer, or Chief Executive Officer. This restriction includes the disclosure of Information to employees of WCB, Consultant, and their affiliates, as well as to any persons outside of those organizations. Consultant will require any of his employees who have access to Information to comply with the terms of this Agreement and will inform those employees of their obligations under this Agreement. All Information will be presumed confidential. However, Information will not be considered confidential if it has been publicly disclosed or is common public knowledge, each other than due to the actions of Consultant or its employees, agents or representatives. This Agreement does not prohibit Consultant from sharing Information with employees of Consultant or WCB and its affiliates on a "need-to-know" basis as required in order to provide the Services.

2. Insider Trading Policy. Consultant understands that WCB has an Insider Trading Policy that restricts "insiders" from trading in WCB stock when in possession of material, nonpublic information. Consultant has received a copy of this Policy and understands that he is an "insider" of WCB as defined in the Policy. Consultant will comply with the Policy, and Consultant will refrain from trading in the securities of WCB while in possession of any of WCB's material, nonpublic information. In addition, Consultant will cause his employees and representatives to comply with the terms of this Agreement and the Policy. Consultant understands that trading in WCB stock when in possession of material, nonpublic information can result in significant monetary penalties and other significant consequences.


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3.      Indemnification. Consultant will indemnify and defend WCB and it's employees, successors, and affiliates, harmless from all legal actions, liability, demands, and claims of any kind (collectively "Claims") asserted against WCB, or it's employees, successors, or affiliates, as a result of or arising out of any breach of this Confidentiality Agreement by Consultant or his employees. This obligation to indemnify and defend includes without limitation the obligation to pay or reimburse, as applicable, WCB, its employees, successors, and affiliates, for all expenses and attorneys' fees incurred by them with respect to any Claim, whether or not any action or proceeding is commenced and both at trial and on appeal.

4. Condition Precedent. Consultant acknowledges that this Agreement is a condition precedent to West Coast Bank's use of Consultant or any of his Services and to the Consulting Agreement. Compliance with this Agreement is required in order for Consultant to provide any additional Services to West Coast Bank. Compliance with this Agreement by Consultant is critical, and breach of this Agreement will give WCB and West Coast Bank cause, at its discretion, to immediately terminate its relationship with Consultant and all of West Coast Bank's remaining obligations to Consultant, other than to pay for services previously performed, less any amounts owed to WCB by Consultant under this Agreement. This result is in addition to any other remedies available to WCB, under either legal or equitable grounds. This Confidentiality Agreement will survive termination of the Services or any relationship between Consultant and West Coast Bank or WCB.

5. Enforcement. Consultant will reimburse WCB and its affiliates for any legal expenses incurred, including reasonable attorneys' fees and costs, enforcing this Agreement against Consultant, both at trial and on appeal. Interest will accrue at 9% per annum, or at the legal rate of interest for court judgements, whichever is higher, from the date fees and costs are paid by WCB to the date reimbursed by Consultant. WCB is entitled to seek injunctive relief in connection with any breach or anticipatory breach of this Agreement by Consultant.

6. Counterparts/Authority. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7. Governing Law/Venue. This Agreement is governed by and will be interpreted in accordance with the laws of the State of Oregon, except to the extent that certain matters are governed by federal law. In the event of a dispute between the parties, venue will be in Clackamas County or Multnomah County, Oregon. The parties agree to submit to personal jurisdiction in those counties. If any provision of this Agreement is found to be illegal or unenforceable, the remaining terms of this Agreement will remain in full force and effect.

Signed as of March 10, 2000, effective as of April 1, 2000:

WEST COAST BANCORP                          DONALD A. KALKOFEN



/S/                                         /S/
---------------------------------           ---------------------------------
By: Shauna  L. Vernal                       Individually
Its: SVP and General Counsel


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